FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-203363
November 19, 2015

Nordic Investment Bank

NOK 300,000,000 1.375% Global Notes due July 15, 2020 (the “Notes”)

(to constitute a further issuance of, and be consolidated, form a single issue and be fully fungible with, Nordic Investment Bank’s outstanding NOK 1,700,000,000 1.375% Global Notes due July 15, 2020 issued on July 15, 2015)

Final Term Sheet

Final Terms and Conditions as of November 19, 2015

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	NOK 300,000,000 SEC Registered Global
Coupon:	1.375% per annum
Interest Payment Dates:	July 15 in each year, starting on July 15, 2016
Currency of Payments:	USD unless noteholder elects NOK
Relevant Financial Center:	Oslo, Norway
Maturity:	July 15, 2020
Settlement:	November 27, 2015
Public Offering Price:	101.320% (plus 135 days’ accrued interest)
Lead Managers:	J.P. Morgan Securities plc and The Toronto-Dominion Bank
Denominations:	NOK 10,000 and integral multiples thereof

The Notes will constitute a further issuance of, and be consolidated, and form a single issue and be fully fungible with, Nordic Investment Bank’s outstanding NOK 1,700,000,000 1.375% Global Notes due July 15, 2020 issued on July 15, 2015, which are currently listed on the Regulated Market of the Luxembourg Stock Exchange. The Notes are expected to be included in this listing on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312515343295/0001193125-15-343295-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222759/0001193125-15-222759-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312513218392/0001193125-13-218392-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/0001193125-15-225411-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc at +44-20-7134-1470 or The Toronto-Dominion Bank at +44-207-628-2262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.